                                                                    EXHIBIT 99.1


                          [EL PASO ENERGY LETTERHEAD]

FOR IMMEDIATE RELEASE

                       EL PASO ENERGY CORPORATION REPORTS
              RECORD SECOND QUARTER EARNINGS BEFORE MERGER CHARGES


HOUSTON, TEXAS, JULY 22, 1999--El Paso Energy Corporation (NYSE:EPG) reported record diluted earnings per share of $0.74 before merger charges, compared to second quarter 1998 diluted earnings per share of $0.45. Charges in the second quarter related to the merger with Sonat Inc. were approximately $126 million pretax, $83 million aftertax, or $0.70 per share. These charges included $120 million for the accelerated amortization of certain employee benefit plans when El Paso's stockholders approved the merger with Sonat Inc., as well as $6 million of various merger-related legal, accounting, and financial advisory costs.

     El Paso also had a second quarter gain of $19 million pretax, $13 million aftertax, or $0.11 per share, from the sale of El Paso Field Services Company's interest in the Viosca Knoll Gathering System to Leviathan Gas Pipeline Partners, L.P. Consolidated earnings before interest expense and income taxes
(EBIT) for the second quarter, excluding both the merger charges and the gain, totaled $205 million. Comparable EBIT in the year-ago quarter totaled $149 million.

     "This quarter's results exceeded our expectations. They represent the tenth consecutive quarter-to-quarter favorable comparison and a 40-percent growth (excluding the merger charges and the Viosca Knoll gain) over the corresponding quarter of 1998. All of this is a result of the continued solid performance of each of our business segments," said William A. Wise, president, chairman, and chief executive officer of El Paso Energy. "The special charges recorded during this quarter are related to our pending merger with Sonat. Our stockholders' recent overwhelmingly positive approval of the merger represents a key milestone in this process, and we remain on target to complete the transaction in late September or early October of this year."


                                     -more-

EL PASO ENERGY REPORTS RECORD
SECOND QUARTER EARNINGS BEFORE MERGER CHARGES
PAGE 2


     For the first six months of 1999, diluted earnings per share totaled $1.23, adjusted for both the merger charges and the gain recorded in the second quarter, as well as the cumulative effect of an accounting change implemented in the first quarter. Diluted earnings per share for the first six months of 1998 totaled $0.92. Adjusted consolidated EBIT for the six months totaled $395 million compared to $312 million in the year-ago period.

                    SECOND QUARTER BUSINESS SEGMENT RESULTS

     Tennessee Gas Pipeline Company reported second quarter EBIT of $113 million compared to $72 million a year ago. The results included the resolution of certain regulatory matters accomplished during the quarter. Tennessee system throughput in the quarter averaged 4,790 billion British thermal units per day (BBtu/d).

     El Paso Natural Gas Company reported second quarter EBIT of $54 million compared to $57 million in 1998. El Paso's second quarter 1999 throughput averaged 3,939 BBtu/d, up 2 percent from the year-ago quarter due primarily to increased gas demand for electric generation in California.

     El Paso Field Services Company reported second quarter EBIT of $36 million compared to $17 million in 1998, including the $19 million gain from the sale of Viosca Knoll. Gathering and treating volumes averaged 4,495 BBtu/d, up 8 percent from the year-ago quarter, while processing volumes averaged 1,131 BBtu/d, a 9-percent increase.

     El Paso Energy Marketing Company and El Paso Power Services Company together reported EBIT of $6 million for the second quarter of 1999 compared to reported break-even results in 1998. Marketed gas volumes in the quarter averaged 3,322 BBtu/d, consistent with year-ago levels, while average marketed power volumes rose 52 percent to 18,003 thousand megawatt hours.

     El Paso Energy International Company reported second quarter EBIT of $16 million compared to $9 Million in 1998. The increase was largely due to the contribution from the company's interest in East Asia Power Resources Company in the Philippines and from generation plants in Mexico and Brazil, which recently commenced operations.

EL PASO ENERGY REPORTS RECORD
SECOND QUARTER EARNINGS BEFORE MERGER CHARGES
PAGE 3

     With over $10 billion in assets, El Paso Energy Corporation provides energy solutions through its strategic business units: Tennessee Gas Pipeline Company, El Paso Natural Gas Company, El Paso Field Services Company, El Paso Power Services Company, El Paso Energy Marketing Company, and El Paso Energy International Company. The company owns the nation's only integrated coast-to-coast natural gas pipeline system and has operations in natural gas transmission, gas gathering and processing, power generation, energy marketing, and international energy infrastructure development. On June 10, the stockholders of both El Paso Energy and Sonat Inc. overwhelmingly voted in favor of merging the two organizations. The merger is expected to close in the third or fourth quarter this year, concurrent with the completion of regulatory reviews. Visit El Paso Energy's web site at www.epenergy.com.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the company's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

                                      ###

EL PASO ENERGY CONTACTS:
Media Relations:    Paula Delaney (713) 420-6885

Investor Relations: Bridget McEvoy (713) 420-5597